SETTLEMENT AND LICENSE AGREEMENT


                                      * * *


[Agreement consisting of 24 pages, including Exhibit A consisting of 12 pages, redacted in its entirety. Exhibit B follows.]




*    Indicates  that  material has been omitted and  confidential  treatment has
     been  requested  therefor.   All  such  omitted  material  has  been  filed
     separately with the Commission pursuant to Rule 24b-2.

                                    EXHIBIT B


                                  Press Release


     Matrix Pharmaceutical and Collagen Corporation each announced today the settlement of a lawsuit between the two companies which had been pending since 1994.

     The now-settled lawsuit involved Collagen's claims of trade secret misappropriation against Matrix and two former Collagen employees hired by Matrix in 1992 as well as cross- complaints against Collagen by Matrix and the two employees for defamation and violations of state law unfair competition. All claims by and against all parties have been released.

     Matrix has agreed that for a period of five years it shall not manufacture or sell products that are directly competitive with Collagen's current core products. Collagen has granted Matrix a nonexclusive license to certain Collagen intellectual property, for certain non-monetary consideration.

     The lawsuit is being dismissed with prejudice.